Exhibit 3

Schedule of Transactions

SAVF Purchases:

Date	Number of Common Shares	Price Per Common Share in $US*
2/27/06	11,721	$14.1274
2/28/06	3,450	$14.1511

Total:	15,171

SAVF II Purchases:

Date	Number of Common Shares	Price Per Common Share in $US*
12/16/05	1,702	$14.9982
12/19/05	5,000	$14.8885
12/20/05	1,000	$15.4800
12/21/05	1,100	$15.0000
2/27/06	30,910	$14.1274
2/28/06	4,088	$14.1511

Total:	43,800

SAVF III Purchases:

Date	Number of Common Shares	Price Per Common Share in $US*
2/01/06	7,000	$16.1868
2/02/06	7,000	$16.4834
2/03/06	7,000	$16.9457
2/10/06	5,000	$15.8797
2/13/06	3,750	$15.6673
2/14/06	3,750	$15.4475
2/27/06	5,569	$14.1274
2/28/06	762	$14.1511

Total:	39,831

*	Excludes Brokerage Commissions